Exhibit 99

CONTACTS:
	Investors:	REGIS CORPORATION:
Paul D. Finkelstein — President, CEO
Randy L. Pearce — Executive Vice President, CFO
Kyle P. Didier — Vice President, Finance
(952) 947-7000
For Immediate Release
	Media:	BERNS COMMUNICATIONS GROUP:
Melissa Jaffin/Michael McMullan
(212) 994-4660

REGIS REPORTS JUNE CONSOLIDATED REVENUES GREW 13 PERCENT
TO A RECORD $154 MILLION
-June Consolidated Same-Store Sales Increased 1.8 Percent-
-Company Provides Revenue and Earnings Guidance for First Quarter of Fiscal 2004-

     MINNEAPOLIS, MN, July 8, 2003 — Regis Corporation (NYSE:RGS), the global leader in the $135 billion hair care industry, today reported that consolidated revenues increased 13.0 percent in June 2003 to a record $154 million, compared to $136 million a year ago. The Company’s consolidated same-store sales for June 2003 increased 1.8 percent, compared to a 2.7 percent increase in June 2002.

     Paul D. Finkelstein, President and Chief Executive Officer commented, “We are pleased to report that consolidated revenue growth for the month, quarter and year was consistent with our long-term expectations. As a result, we remain comfortable with our previously stated fiscal year 2003 earnings guidance of $1.90-$1.93 per share, an increase of 17 to 18 percent.”

     Mr. Finkelstein further commented, “Our ability to achieve our targeted double-digit increase in earnings per share is dependant on total revenue growth. Future revenue growth will continue to be achieved through a combination of organic growth (new salon construction and same-store sales) and salon acquisitions.”

     Divisional same-store sales were as follows:

	Monthly

	Current Year			Prior Year

	Service	Retail	Total	Service	Retail	Total

Regis Salons	-1.7%	-3.9%	-2.1%	-1.6%	-1.8%	-1.7%
MasterCuts	0.7	-2.0	0.1	1.3	0.5	1.1
Trade Secret	1.1	8.6	7.7	2.1	2.2	2.2
Strip Center Salons	-1.0	2.9	-0.5	0.4	5.9	1.1
SmartStyle	6.3	6.9	6.5	11.7	21.2	14.9

Domestic Same-Store Sales	0.0%	4.3%	1.3%	1.1%	4.3%	2.0%

International Same-Store Sales	0.3%	26.9%	5.3%	4.5%	18.7%	6.9%

Consolidated Same-Store Sales	0.1%	6.4%	1.8%	1.6%	5.5%	2.7%

     International same-store sales for the month represent the 8-week period ended June 28, 2003 versus the 8-week period ended June 29, 2002.

	Quarterly

	Current Year			Prior Year

	Service	Retail	Total	Service	Retail	Total

Regis Salons	-1.1%	-0.7%	-1.0%	-2.0%	-0.1%	-1.7%
MasterCuts	1.9	-0.9	1.2	0.5	1.4	0.7
Trade Secret	0.5	8.2	7.2	-0.5	2.7	2.3
Strip Center Salons	-0.4	3.3	0.1	-0.2	7.7	0.7
SmartStyle	8.3	7.7	8.1	10.6	19.4	13.6

Domestic Same-Store Sales	0.9%	4.9%	2.1%	0.4%	4.9%	1.7%

International Same-Store Sales	0.8%	26.8%	5.6%	3.4%	17.0%	5.6%

Consolidated Same-Store Sales	0.8%	6.3%	2.4%	0.7%	5.6%	2.1%

     International same-store sales for the quarter represent the 16-week period ended June 28, 2003 versus the 16-week period ended June 29, 2002.

     Consolidated revenues for the fourth quarter ended June 30, 2003, increased 16.7 percent to $449 million compared to $384 million a year ago.

	Annually

	Current Year			Prior Year

	Service	Retail	Total	Service	Retail	Total

Regis Salons	-1.7%	-2.9%	-1.9%	-0.5%	3.0%	0.2%
MasterCuts	0.7	-3.8	-0.4	1.6	6.7	2.8
Trade Secret	-1.5	3.7	3.0	0.5	4.0	3.5
Strip Center Salons	-0.9	-0.6	-0.9	1.1	9.6	2.2
SmartStyle	8.9	7.8	8.5	9.8	20.3	13.3

Domestic Same-Store Sales	0.3%	1.8%	0.7%	1.4%	6.7%	3.0%

International Same-Store Sales	2.0%	23.6%	6.0%	1.9%	14.7%	4.1%

Consolidated Same-Store Sales	0.4%	2.9%	1.2%	1.5%	7.1%	3.1%

     International same-store sales for the year represent the 52-week period ended June 28, 2003 versus the 52-week period ended June 29, 2002.

     For the 12-month period ended June 30, 2003, consolidated revenues increased 15.9 percent to a record $1.68 billion compared to consolidated revenues of $1.45 billion for the same period a year ago. The Company’s fiscal year 2003 consolidated same-store sales increased 1.2 percent representing the 81st consecutive year of same-store sales growth.

First Quarter 2004 Outlook

The following points pertain to the fiscal first quarter ending September 30, 2003:

•	Earnings per diluted share are expected to increase to a range of $0.49 to $0.51, compared to $0.44 for the same period a year ago.

•	Consolidated revenue is forecasted to grow 15 to 16 percent to a range of $459 to $463 million, compared to $399 million for the year ago period. Consolidated same-store sales are projected to increase 1.0 to 1.5 percent.

     For our Updated Fiscal Year 2004 Outlook, we refer investors to our press release dated May 12, 2003. Detailed guidance for Fiscal Year 2004 may be found in our press release dated April 22, 2003.

     The Company will release its fiscal fourth quarter and year end results on August 26, 2003, before the market opens.

     The Company will release its July revenue results, including same-store sales, on August 7, 2003, before the market opens.

     Regis Corporation, a Fortune 1000 company, is the largest owner, operator, franchisor and acquirer of hair and retail product salons in the world. The Company operates and franchises over 9,700 salons utilizing key brands such as; Supercuts, Jean Louis David, Vidal Sassoon, Regis Salons, MasterCuts, Trade Secret, SmartStyle and Cost Cutters. These salons are located in the United States, Canada, France, Italy, United Kingdom, Spain, Germany, Belgium, Switzerland, Poland, and Puerto Rico.

     Headquartered in Minneapolis, Minnesota, Regis Corporation has 45,000 employees worldwide. The Company’s common stock is traded on the NYSE under the symbol RGS. For more information about the Company, visit our website at http://www.regiscorp.com/.

     This press release contains “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward—looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “believe,” “project,” “expect,” “estimate,” “anticipate,” and “plan.” In addition, the following factors could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include competition within the personal hair care industry, which remains strong, both domestically and internationally, and price sensitivity; changes in economic condition; changes in consumer tastes and fashion trends; labor and benefit costs; legal claims; risk inherent to international development (including currency fluctuations); the continued ability of the Company and its franchisees to obtain suitable locations and financing for new salon development; governmental initiatives such as minimum wage rates, taxes and possible franchise legislation; the ability of the Company to successfully identify and acquire salons that support its growth objectives; or other factors not listed above. The ability of the Company to meet its expected revenue growth is dependent on salon acquisitions, new salon construction and same-store sales increases, all of which are affected by many of the aforementioned risks. Additional information concerning potential factors that could affect future financial results is set forth in Exhibit 99 to the Company’s Annual Report on Form 10-K for the year ended June 30, 2002 and included in Form S-3 Registration Statement filed with the Securities and Exchange Commission on January 31, 2003.

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